Exhibit 4.02

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2025, MercadoLibre, Inc. had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, par value $0.001 per share (“common stock”), (ii) the 2.375% Sustainability Notes due 2026 (the “2026 Sustainability Notes”), (iii) the 3.125% Notes due 2031 (the “2031 Notes”) and (iv) the 4.900% Notes due 2033 (the “2033 Notes”, together with the 2026 Sustainability Notes and the 2031 Notes, the “Notes”).

DESCRIPTION OF COMMON STOCK

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our certificate of incorporation and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.07 is a part. We encourage you to read our charter and bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.

In this section of Exhibit 4.07, when we refer to “MercadoLibre, Inc.” the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

Authorized Shares

Pursuant to our certificate of incorporation, we have the authority to issue 110,000,000 shares of common stock, par value $0.001 per share.

Dividend Rights

Subject to any preferential rights of any series of preferred stock, holders of our common stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors (the “Board of Directors”) out of funds legally available for that purpose. The Board of Directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.

As of January 1, 2018, our Board of Directors declared the suspension of the payment of dividends to shareholders and we currently do not pay a quarterly dividend on shares of our common stock. All dividends are declared at the discretion of our Board of Directors and depend on our earnings, our financial condition and other factors as our Board of Directors, in its sole discretion, may deem relevant from time to time.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except as otherwise required by law, as provided with respect to any series of preferred stock, or for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case any shares of stock above such 20% do not have voting rights. The holders of common stock do not have cumulative voting rights in the election of directors.

Preemptive or similar rights

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Conversion rights

Our common stock has no conversion rights.

Preferred Stock

Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

Anti-takeover effects of the Delaware general corporation law and our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the Board of Directors, including:

Advance notice procedures. Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No cumulative voting. The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.

Voting limitations. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case our Board of Directors may declare that any shares of stock above such 20% do not have voting rights.

No stockholder action by written consent. The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.

Business combinations under Delaware law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Ability to adopt a stockholder rights plan. Our amended and restated certificate of incorporation provides our Board of Directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Classified board of directors. Our Board of Directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our Board of Directors.

Removal of directors. Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.

Amendment to our amended and restated certificate of incorporation and by-laws. Our amended and restated certificate of incorporation and by-laws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our amended and restated certificate of incorporation or by-laws and therefore preclude such stockholder from exercising control over our management.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description of the Notes does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the indenture dated as of January 14, 2021 (the “Base Indenture”) among MercadoLibre, Inc., MercadoLibre S.R.L., Ibazar.com Atividades de Internet Ltda., eBazar.com.br Ltda., Mercado Envios Servicos de Logistica Ltda., MercadoPago.com Representações Ltda.,MercadoLibre Chile Ltda., MercadoLibre, S. de R.L. de C.V., DeRemate.com de México, S. de R.L. de C.V. and MercadoLibre Colombia Ltda., as guarantors (collectively, the “2026 Sustainability Notes and 2031 Notes Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by (i) the first supplemental indenture (the “First Supplemental Indenture”), dated as of January 14, 2021, among the Company, the 2026 Sustainability Notes and 2031 Notes Guarantors and the Trustee, (ii) the second supplemental indenture (the “Second Supplemental Indenture”), dated as of October 27, 2021, among MP Agregador, S. de R.L. de C.V., the Company and the Trustee, (iii) the third supplemental indenture (the “Third Supplemental Indenture”), dated as of May 2, 2025, among MPFS, S. de R.L. de C.V., the Company and the Trustee and (iv) the fourth supplemental indenture (the “Fourth Supplemental Indenture”), dated as of December 9, 2025, between the Company, MercadoLibre S.R.L., eBazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda, DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda. and MercadoLibre Colombia Ltda. (collectively, the “2033 Notes Guarantors”) and the Trustee (the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, and as may be amended or supplemented from time to time, the “Indenture”), each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.07 is a part. We encourage you to read the Indenture for additional information. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

You can find the definition of capitalized terms used in this section of this Exhibit 4.07 under “— Certain Definitions.” In this section, when we refer to:

•the “Company,” we mean MercadoLibre, Inc. (parent company only) and not its Subsidiaries; and

•the “Notes” in this section, we mean, unless the context otherwise requires, collectively, the 2026 Sustainability Notes, the 2031 Notes and the 2033 Notes and any corresponding Additional Notes, as described below in “—General.”

General

The Notes:

•are senior unsecured obligations of the Company;

•rank equal in right of payment with all other existing and future senior unsecured indebtedness of the Company;

•rank senior in right of payment to all existing and future subordinated indebtedness of the Company, if any;

•are effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

•are effectively subordinated to obligations of the Company preferred by statute or by operation of law;

•are guaranteed by each Subsidiary Guarantor with such guarantee ranking equal in right of payment with all other existing and future senior unsecured indebtedness of such Subsidiary Guarantor; and

•are effectively subordinated to all existing and future indebtedness of any Subsidiary that does not provide a Subsidiary Guarantee.

The Company issued $400 million aggregate principal amount of 2026 Sustainability Notes, $700 million aggregate principal amount of 2031 Notes and $750 million aggregate principal amount of 2033 Notes, but may issue an unlimited principal amount of securities under the Indenture and may, without the consent of the Holders, issue additional Notes (“Additional Notes”) in one or more transactions, which have substantially identical terms (other than issue price, issue date and date from which the interest will accrue) as Notes of the same series issued on the Issue Date. Any Additional Notes shall be consolidated and form a single series with the Notes of the relevant series issued on the Issue Date, so that, among other things, Holders of any Additional Notes shall have the right to vote together with Holders of Notes of the same series issued on the Issue Date as one class. Any Additional Notes shall be issued with a separate CUSIP number unless the Additional Notes are issued pursuant to a “qualified reopening” of the original series of Notes, are otherwise treated as part of the same “issue” of debt instruments as the original series of Notes or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The Notes were issued in the form of one or more Global Notes without coupons, registered in the name of a nominee of DTC, as depositary. The 2026 and 2031 Notes were issued in minimum denominations of $200,000 and integral multiples of $1,000 in excess thereof. The 2033 Notes were issued in minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.

Principal, Maturity and Interest

The 2026 Sustainability Notes shall mature on January 14, 2026 unless earlier redeemed in accordance with the terms of the Notes. The 2031 Notes shall mature on January 14, 2031 unless earlier redeemed in accordance with the terms of the 2031 Notes. The 2033 Notes shall mature on January 15, 2033 unless earlier redeemed in accordance with the terms of the 2033 Notes. See “—Optional Redemption” below.

The Notes are not entitled to the benefit of any mandatory sinking fund.

Interest on the 2026 Sustainability Notes will accrue at the rate of 2.375% per year and interest on the 2031 Notes will accrue at the rate of 3.125% per year, each payable semi-annually in arrears on January 14 and July 14 of each year, commencing on July 14, 2021. Interest on the 2033 Notes will accrue at a rate of 4.900% per year, payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2026. Payments will be made to the persons who are registered Holders at the close of business on the January 1 and July 1, as the case may be, immediately preceding the applicable interest payment date (whether or not a Business Day) and at maturity.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The Trustee currently acts as registrar, transfer agent and paying agent for the Notes. The Company may change the registrar, transfer agent and paying agent, without notice to Holders. Payments on Global Notes shall be made to DTC in accordance with its applicable procedures.

If any scheduled interest or principal payment date or any date for early redemption of the Notes is not a Business Day, the payment will be made on the next Business Day. No interest on the Notes will accrue as a result of this delay in payment.

Subsidiary Guarantees

The obligations of the Company pursuant to the Notes are fully and unconditionally guaranteed (a “Subsidiary Guarantee”), jointly and severally, on an unsecured basis, by:

•MercadoLibre S.R.L., eBazar.com.br Ltda., Mercado Pago Instituição de Pagamento Ltda, DeRemate.com de México, S. de R.L. de C.V., MPFS, S. de R.L. de C.V., MP Agregador, S. de R.L. de C.V., MercadoLibre Chile Ltda. and MercadoLibre Colombia Ltda. (collectively, the “Initial Subsidiary Guarantors”); and

•any other Subsidiary (other than an Excluded Subsidiary) that becomes a guarantor in respect of Triggering Indebtedness (together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”).

Each Subsidiary Guarantee is limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law. By virtue of this limitation, a Subsidiary Guarantor’s obligation under its Subsidiary Guarantee could be significantly less than amounts payable with respect to the Notes, or a Subsidiary Guarantor may have effectively no obligation under its Subsidiary Guarantee.

The Subsidiary Guarantee of a Subsidiary Guarantor shall terminate upon:

•the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;

•defeasance or discharge of the Notes, as provided in “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

•the release or discharge of the Subsidiary Guarantee by such Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; provided that in no event shall the Subsidiary Guarantee of an Initial Subsidiary Guarantor terminate pursuant to this provision; or

•such Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary.

If any Subsidiary (other than an Excluded Subsidiary) becomes a guarantor of Triggering Indebtedness, within 60 business days of such event, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor on terms substantially similar to other Subsidiary Guarantees, subject to modifications as determined by the Company in good faith to take into account any legal requirements or limitations applicable to such Subsidiary Guarantor.

Other than as set forth in the immediately preceding paragraph, the Company shall have the right to designate, in its sole discretion, any Subsidiary as a Subsidiary Guarantor of the Notes.

Additional Amounts

All payments made by us or on our behalf in respect of the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (each a “Tax”), unless the withholding or deduction of such Tax is required by law or by official interpretation or administration thereof.

If the Company is obligated by law of any jurisdiction where a Subsidiary Guarantor is incorporated, resident or doing business for tax purposes or from or through which any such payment is made, or any political subdivision thereof (each a “Relevant Jurisdiction”), or by any taxing authority of a Relevant Jurisdiction to deduct any withholding Taxes from payments of interest to investors (or if a Subsidiary Guarantor is obligated to deduct any withholding Taxes from payments made under a Subsidiary Guarantee), we will (or, with respect to a Subsidiary Guarantee, such Subsidiary Guarantor will) pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder, after withholding or deduction for or on account of such Taxes, will, in the case of the 2026 Sustainability Notes and the 2031 Notes, not be less than, and in the case of the 2033 Notes, be equal to the amount such Holder would have received in the absence of such withholding or deduction.

However, the obligation to pay Additional Amounts is subject to several important exceptions. The Company and each Subsidiary Guarantor, will not be required to pay Additional Amounts to any Holder for or on account of any of the following:

•any Taxes that would not have been imposed but for any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of the Holder) and the Relevant Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note), including being a resident of such jurisdiction for tax purposes;

•any estate, inheritance, capital gains, excise, personal property tax, sales, transfer, gift or similar Taxes;

•any Taxes that would not have been imposed but for the failure of the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation or by an applicable income tax treaty to which the Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax (including withholding taxes payable on interest payments under the Notes) and we have given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or information;

•any Taxes payable otherwise than by deduction or withholding from payments on or in respect of the Notes;

•any Taxes with respect to a Note presented for payment, where presentation is required, more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

•any Taxes required to be withheld by any paying agent of the Company from any payment of the principal of, or premium or interest on any Note, if such Taxes result from the presentation of any Note for payment and the payment can be made without such withholding or deduction by the presentation of the Note for payment by at least one other reasonably available paying agent of the Company;

•any Taxes imposed by the United States, any state thereof, the District of Columbia or any political subdivision of the foregoing;

•any Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code;

•any payment on the Note to a Holder that is a fiduciary, a partnership, a limited liability company or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership, an interest holder in such a limited liability company or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; or

•in the case of any combination of the items listed above.

The Company will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which we have paid any Additional Amount. Copies of such documentation will be made reasonably available to the Holders of the Notes or the relevant paying agent upon request.

Any reference in the Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by us shall be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this section.

Optional Redemption

Optional Redemption with a Make-Whole Premium for 2026 Sustainability Notes and 2031 Notes

With respect to the 2026 Sustainability Notes, at any time prior the 2026 Sustainability Notes Par Call Date (as defined below), the Company has the right, at its option, to redeem any of the 2026 Sustainability Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such 2026 Sustainability Notes then outstanding and (2) the sum of the present value (as determined by the Independent Investment Banker (as defined below)) of the remaining scheduled payments of principal and interest on such 2026 Sustainability Notes to be redeemed that would have been payable in respect of such 2026 Sustainability Notes calculated as if such 2026 Sustainability Notes were redeemed on the 2026 Sustainability Notes Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to such date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the 2026 Sustainability Notes and 2031 Notes Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

With respect to the 2031 Notes, at any time prior to the 2031 Notes Par Call Date, the Company has the right, at its option, to redeem any of the 2031 Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such 2031 Notes then outstanding and (2) the sum of the present value (as determined by the Independent Investment Banker) of the remaining scheduled payments of principal and interest on such 2031 Notes to be redeemed that would have been payable in respect of such 2031 Notes calculated as if such 2031 Notes were redeemed on the 2031 Notes Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to such date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the 2026 Sustainability Notes and 2031 Notes Treasury Rate plus 35 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“2026 Sustainability Notes Par Call Date” means December 14, 2025 (one month prior to the maturity date of the 2026 Sustainability Notes).

“2031 Notes Par Call Date” means October 14, 2030 (three months prior to the maturity date of the 2031 Notes).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of the 2026 Sustainability Notes Par Call Date or the 2031 Notes Par Call Date, as applicable.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC or their respective affiliates or successors which are primary United States government securities dealers and not less than one other leading primary United States government securities dealer in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such redemption date.

“2026 Sustainability Notes and 2031 Notes Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Optional Redemption with a Make-Whole Premium for 2033 Notes

With respect to the 2033 Notes, prior to the 2033 Notes Par Call Date (as defined below), the Company may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of

(1) 100% of the principal amount of such 2033 Notes to be redeemed, and

(2) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the 2033 Notes Treasury Rate (as defined below) plus 20 basis points, less (b) interest accrued to the date of redemption, plus, in either case, accrued and unpaid interest on the 2033 Notes being redeemed to, but excluding, the redemption date.

“2033 Notes Par Call Date” means November 15, 2032 (two months prior to the maturity date of the 2033 Notes).

“2033 Notes Treasury Rate” means, with respect to any redemption date, the yield determined by the Company or the Company’s designee (which will not be the Trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading), as set forth in the Fourth Supplemental Indenture.

Optional Redemption Upon Tax Event

If the Company determines that, as a result of any amendment to or change in, the laws or treaties (or any rules or regulations, or if applicable, rulings promulgated thereunder) of a Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application (including judicial or administrative interpretation or application, as applicable) of such laws, treaties, rules or, regulations or rulings, which amendment to or change in such laws, rules or, regulations or rulings is legislated or promulgated or, in the case of a change in official interpretation or application (including judicial or administrative interpretation or application, as applicable), is announced or otherwise made available on or after the later of (i)(a) with respect to the 2026 Sustainability Notes and the 2031 Notes, January 14, 2021 and (b) with respect to the 2033 Notes, December 5, 2025 and (ii) the date that the Relevant Jurisdiction becomes a Relevant Jurisdiction, the Company or a Subsidiary Guarantor would be obligated, to pay any Additional Amounts in respect of a series (see “—Additional Amounts”), provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, taking reasonable measures to change the paying agent), then, at our option, all, but not less than all, of the Notes of such series may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest to the redemption date due thereon up to but not including the date of redemption; provided that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on such series of Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the giving of any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:

•an Officers’ Certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred; and

•an Opinion of Counsel from legal counsel in a Relevant Jurisdiction (which may be our counsel) of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Redemption at Par

In addition, the Notes of a series will be redeemable, at any time and from time to time, in whole or in part, at the Company’s option beginning on the 2026 Sustainability Notes Par Call Date, the 2031 Notes Par Call Date and the 2033 Notes Par Call Date, as applicable, at a redemption price equal to 100% of the outstanding principal amount of such series of Notes to be redeemed, plus accrued and unpaid interest on the principal amount of such series of Notes being redeemed to, but not including, the date of redemption. Notwithstanding the foregoing, payments of interest on such series of Notes that are due and payable on or prior to a date fixed for redemption of such series of Notes shall be payable to the holders of those series of Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

Optional Redemption Procedures

Notice of any redemption shall be given at least 10 but not more than 30 days before the redemption date to Holders of Notes to be redeemed in accordance with the provisions described in “—Notices” below.

We may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

Notes called for redemption will become due on the date fixed for redemption. The Company will pay the redemption price for the Notes called for redemption including accrued and unpaid interest thereon to but not including the date of redemption. On and after the redemption date, interest will cease to accrue on such Notes as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price including accrued and unpaid interest thereon pursuant to the Indenture. Upon redemption of the Notes by the Company, the redeemed Notes will be cancelled and cannot be reissued.

If fewer than all of the Notes of a series are being redeemed, the Notes of such series to be redeemed shall be selected as follows: (1) if the Notes of such series are listed on an exchange, in compliance with the requirements of such exchange, (2) if the Notes of such series are not so listed but are in global form, then by lot or otherwise in accordance with the procedures of DTC or the applicable depositary or (3) if the Notes of such series are not so listed and are not in global form, on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate; provided that the remaining principal amount of such Holder’s Note will not be less than $100,000. Upon surrender of any Note of a series redeemed in part, the holder will receive a new Note of such series equal in principal amount to the unredeemed portion of the surrendered Note of such series. Once notice of redemption is sent to the Holders, Notes of such series called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, Notes of such series redeemed will cease to accrue interest (unless the Company defaults in the payment of the redemption price).

Change of Control

Upon the occurrence of a Change of Control Repurchase Event, each Holder of Notes of a series will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000; provided that the remaining principal amount of such Holder’s Note will not be less than $100,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must send a notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above (a “Change of Control Offer”) as described in “—Notices” below. The Change of Control Offer will state, among other things, the purchase date, which must be at least 30 but not more than 60 days from the date the notice is given, other than as may be required by law (the “Change of Control Payment Date”).

On the Business Day immediately preceding the Change of Control Payment Date, the Company will, to the extent lawful, deposit with the paying agent funds in an amount equal to the Change of Control Payment, in respect of all Notes or portions thereof so tendered.

On the Change of Control Payment Date, as applicable, the Company will, to the extent lawful:

(1)accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(2)deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

The Company will have the right to redeem all of the Notes of a series at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the right of holders of Notes of such series on a relevant record date to receive interest on an interest payment date occurring on or prior to the redemption date), following the consummation of a Change of Control Repurchase Event if at least 90% of the Notes of such series outstanding prior to such consummation are purchased pursuant to a Change of Control Offer with respect to such Change of Control Repurchase Event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Indenture, the Company will comply with such securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by doing so.

Other existing and future indebtedness of the Company may contain prohibitions on the occurrence of events that would constitute a Change of Control or require that Indebtedness be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes upon a Change of Control may cause a default under such indebtedness even if the Change of Control itself does not.

If a Change of Control Repurchase Event occurs, the Company may not have available funds sufficient to make the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations and any other obligations it may have. However, we cannot assure you that the Company would be able to obtain necessary financing, and the terms of the Indenture may restrict the ability of the Company to obtain such financing.

Holders will not be entitled to require the Company to purchase their Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.

The Company will not be required to make a Change of Control Offer upon a Change of Control if: (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) prior to the date the Change of Control Offer is required to be made, the Company has given notice of redemption in respect of all of the outstanding Notes in accordance with the Indenture.

The Company’s obligation to make a Change of Control Offer as a result of a Change of Control Repurchase Event may be waived or modified at any time prior to the occurrence of such Change of Control Repurchase Event with the consent of the holders of a majority in principal amount of the Notes. See “—Modification of the Indenture.”

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. This term varies based upon the facts and circumstances of the subject transaction and has not been interpreted under New York State law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in certain circumstances there may be uncertainty in ascertaining whether a particular transaction involved a disposition of “all or substantially all” of the assets of a Person. In the event that Holders elect to require the Company to purchase the Notes and the Company contests such election, there can be no assurance as to how a court interpreting New York State law would interpret that phrase under certain circumstances.

Covenants

Limitation on Liens

The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness, unless contemporaneously therewith effective provision is made to secure the Notes, the Subsidiary Guarantees and all other amounts due under the Indenture equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien. The preceding sentence will not require the Company or any Subsidiary to equally and ratably secure the Notes if the Lien consists of a Permitted Lien.

Limitations on Sale and Lease-Back Transactions

The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any property of such Person, unless either:

(a)the Company or that Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “—Limitation on Liens” (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on any such property at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes; or

(b)the Company or that Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to (1) the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any of the Company’s Indebtedness ranking at least pari passu with the Notes or Indebtedness of any Subsidiary, in each case owing to a Person other than the Company or any of its Subsidiaries or (2) to the acquisition, purchase, construction or improvement of real property or personal property used or to be used by the Company or any of its Subsidiaries in the ordinary course of business.

These restrictions do not apply to:

(1)transactions providing for a lease term, including any renewal, of not more than three years; or

(2)transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries.

Limitation on Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Subsidiaries), to any Person unless:

(a)either:

(1)the Company is the surviving or continuing Person; or

(2)the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A)is a corporation or company organized or incorporated and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(B)expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of the covenants of the Notes and the Indenture on the part of the Company to be performed or observed;

(b)immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred or is continuing;

(c)if the surviving or continuing Person is not the Company, each Subsidiary Guarantor has confirmed by supplemental indenture that its Subsidiary Guarantee will apply to the obligations of the Surviving Entity in respect of the Indenture and the Notes; and

(d)the Company or the Surviving Entity has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture(s), if any, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to the transaction have been satisfied.

For purposes of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Subsidiaries), will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The provisions of clause (b) above will not apply to any merger or consolidation of the Company into an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction so long as the Indebtedness of the Company and its Subsidiaries taken as a whole is not increased thereby.

The foregoing provisions of this covenant shall not apply to (i) any transfer of assets by the Company to any Subsidiary, (ii) any transfer of assets among Subsidiaries, or (iii) any transfer of assets to the Company.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Subsidiaries in accordance with this covenant, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of its obligations under the Indenture and the Notes. For the avoidance of doubt, compliance with this covenant will not affect the obligations of the Company (including a Surviving Entity, if applicable) under “—Change of Control,” if applicable.

No Subsidiary Guarantor may consolidate with or merge with or into any Person, or sell, convey, transfer or dispose of, all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or permit any Person to merge with or into the Subsidiary Guarantor unless:

(a)the other Person is the Company or any Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction;

(b)(1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(c)the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Subsidiary) otherwise permitted by the Indenture.

Reports to Holders

If at any point the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish or cause to be furnished to the Trustee in English (for distribution only to the Holders of Notes):

(1)within 60 days after the end of the first, second and third quarters of the Company’s fiscal year (commencing with the quarter ending immediately following the Company no longer being subject to such reporting requirements), quarterly unaudited financial statements (consolidated) prepared in accordance with GAAP of the Company for such period; and

(2)within 120 days after the end of the fiscal year of the Company (commencing with the first fiscal year ending immediately following the Company no longer being subject to such reporting requirements), annual audited financial statements (consolidated) prepared in accordance with GAAP of the Company for such fiscal year and a report on such annual financial statements by the Auditors.

Notwithstanding the foregoing, if the Company makes available the reports described in this covenant on its website, it will be deemed to have satisfied the reporting requirements set forth in such clause. The Trustee shall have no duty to ascertain if or when any reports have been made available on the Company’s website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants described above or with respect to any reports or other documents filed under the Indenture; provided, however, that nothing herein shall relieve the Trustee of any obligations to monitor the Company’s timely delivery of all reports and certificates described in this section ”—Reports to Holders.”

Notices

Notices to Holders of non-Global Notes will be mailed to them at their registered addresses by the Company or, at the Company’s request, by the Trustee. Notices to Holders of Global Notes will be given to DTC in accordance with its applicable procedures.

Notices will be deemed to have been given on the date of delivery to DTC or mailing, as applicable, or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Events of Default

The following are “Events of Default” with respect to a series under the Indenture:

(1)default in the payment when due of the principal of or premium, if any, on (including, in each case, any related Additional Amounts) of Notes of such series, including the failure to make a required payment to purchase Notes of such series tendered pursuant to an optional redemption or a Change of Control Offer;

(2)default for 30 days or more in the payment when due of interest (including any related Additional Amounts) on any Notes of such series;

(3)the failure by the Company or any Subsidiary to comply with any other covenant or agreement contained in the Indenture or the Notes for 90 days or more after written notice to the Company thereof from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series;

(4)default by the Company or any Significant Subsidiary under any indebtedness for borrowed money in the case of the 2026 Sustainability Notes and the 2031 Notes, and any Indebtedness for borrowed money in the case of the 2033 Notes, which:

(a)is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness for borrowed money prior to the expiration of any applicable grace period provided in such indebtedness for borrowed money on the date of such default; or

(b)results in the acceleration of such indebtedness for borrowed money prior to its Stated Maturity;

and the principal or accreted amount of indebtedness for borrowed money covered by clause (a) or (b) at the relevant time aggregates $75 million, in the case of the 2026 Sustainability Notes and 2031 Notes, and $150 million, in the case of the 2033 Notes, or the equivalent in other currencies or more;

(5)failure by the Company or any of its Significant Subsidiaries to pay one or more final judgments against any of them, aggregating $75 million, in the case of the 2026 Sustainability Notes and 2031 Notes, and $150 million, in the case of the 2033 Notes, or the equivalent in other currencies or more, which are not paid, discharged or stayed for a period of 90 days or more (to the extent not covered by a reputable and creditworthy insurance company);

(6)certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; provided that in the case that a decree or order by a court having jurisdiction shall have approved as properly filed an involuntary bankruptcy or insolvency petition, no Event of Default shall have occurred until such decree or order remains undischarged or unstayed and in effect for a period of 90 days; or

(7)except as permitted by the Indenture, any Subsidiary Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; provided that the Subsidiary Guarantee of a Subsidiary Guarantor becoming unenforceable or invalid as a result of a change in law or regulations shall not constitute an Event of Default under the Indenture.

If an Event of Default of a series (other than an Event of Default specified in clause (6) above with respect to the Company) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes of such series may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in clause (6) above occurs with respect to the Company, then the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes of such series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to a series of the Notes has been made as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Notes of such series, by written notice to the Company and the Trustee, may rescind and cancel such declaration and its consequences:

(1)if the rescission would not conflict with any judgment or decree;

(2)if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)if the Company has paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances outstanding at that time.

No rescission will affect any subsequent Default or impair any rights relating thereto.

The Holders of a majority in principal amount of the outstanding Notes of such series may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes of such series.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity and/or security reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then-outstanding Notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No Holder of any Notes shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless:

(1)such Holder gives to the Trustee written notice of a continuing Event of Default for such series of Notes;

(2)Holders of at least 25% in principal amount of the then-outstanding Notes of a series make a written request to the Trustee to pursue the remedy;

(3)such Holders of such series of Notes provide to the Trustee satisfactory indemnity;

(4)the Trustee does not comply within 60 days; and

(5)during such 60-day period the Holders of a majority in principal amount of the outstanding Notes of such series do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note of such series may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee written notice of such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof. In the absence of any such notice of Default or Event of Default from the Company, the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default. The Indenture provides that if a Default or Event of Default occurs, is continuing and is actually known to the Trustee, the Trustee give to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note and Additional Amounts, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to the Subsidiary Guarantees (“Legal Defeasance”). Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes on the 91st day after the deposit specified in clause (1) of the second following paragraph, except for:

(1)the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the Notes when such payments are due from the trust referred to below;

(2)the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described under “—Covenants” (“Covenant Defeasance”) and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment and bankruptcy, receivership, reorganization and insolvency events with respect to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as shall be sufficient without reinvestment, in the case of obligations of the United States, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that:

(a)the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from a nationally recognized law firm in the U.S. reasonably acceptable to the Trustee and independent of the Company to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to clause (1) of this paragraph;

(5)the Company has delivered to the Trustee an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7)the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel reasonably acceptable to the Trustee and independent of the Company to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Satisfaction and Discharge

The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes, and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when:

(1)either:

(a)all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)all Notes not theretofore delivered to the Trustee for cancellation have become due and payable at the Stated Maturity or will become due and payable within one year, including by reason of the giving of a notice of redemption, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued and unpaid interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or to the redemption date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment; and

(2)the Company has paid all other sums payable under the Indenture and the Notes by it; and

(3)the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture and the Notes for the following purposes:

(1)to cure any ambiguity, omission, defect or inconsistency contained therein;

(2)to provide for the assumption by a Surviving Entity of the obligations of the Company or a Subsidiary Guarantor under the Indenture;

(3)to add Subsidiary Guarantees or additional guarantees with respect to the Notes or release a Subsidiary Guarantee in accordance with the terms of the Indenture;

(4)to secure the Notes;

(5)to add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(6)to provide for the issuance of Additional Notes in accordance with the Indenture;

(7)to evidence the replacement of the Trustee as provided for under the Indenture;

(8)if necessary, in connection with any release of any security permitted under the Indenture;

(9)to make any other change that does not adversely affect the rights of any Holder in any material respect;

(10)to provide for uncertificated Notes in addition to or in place of certificated Notes; or

(11)to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this “Description of Notes.”

Other modifications to, amendments of, and supplements to, waivers to any existing Default or Event of Default and its consequences (other than regarding a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of, the Indenture or the Notes or the Subsidiary Guarantees may be made with the consent of the Holders of a majority in principal amount of the then-outstanding Notes of a series issued under the Indenture, except that, without the consent of each Holder of such series affected thereby, no amendment may (with respect to any Notes of such series held by a non-consenting Holder):

(1)reduce the percentage of the principal amount of the outstanding Notes of such series whose Holders of Notes of such series must consent to an amendment, supplement or waiver;

(2)reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes of such series;

(3)change any place of payment where the principal of or interest on the Notes of such series is payable;

(4)reduce the principal of or change or have the effect of changing the fixed maturity of any Notes of such series, or change the date on which any Notes of such series may be subject to redemption, or reduce the redemption price therefor;

(5)make any Notes of such series payable in currencies other than that stated in the Notes of such series;

(6)make any change in provisions of the Indenture entitling each Holder of Notes of such series to receive payment of principal of, premium, if any, and interest on such Notes of such series on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of outstanding Notes of such series to waive Defaults or Events of Default;

(7)reduce the premium payable upon a Change of Control Repurchase Event or, at any time after a Change of Control Repurchase Event has occurred, (i) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer relating thereto, or (ii) change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(8)eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders of Notes of such series in any material respect, except as contemplated in the Indenture;

(9)make any change in the provisions of the Indenture described under “—Additional Amounts” that adversely affects the rights of any Holder of Notes of such series or amend the terms of the Notes of such series in a way that would result in a loss of exemption from any applicable taxes; and

(10)make any change to the provisions of the Indenture or the Notes of such series that adversely affects the ranking of the Notes of such series (for the avoidance of doubt, a change to the covenants “Limitation on Liens” and “Limitations on Sale and Lease-Back Transactions” does not adversely affect the ranking of the Notes).

Governing Law; Jurisdiction

The Indenture, the Notes and the Subsidiary Guarantees are be governed by, and construed in accordance with, the law of the State of New York.

Each of the Company and the Subsidiary Guarantors has submitted to the jurisdiction of the U.S. federal and New York state courts located in The City of New York, Borough of Manhattan, and the Company has appointed an agent for service of process with respect to any actions brought in these courts arising out of or based on the Indenture or the Notes.

According to the laws of the State of New York, claims against us for the payment of principal of and premium, if any, and interest on the Notes must be made within six years from the due date for payment thereof.

The Trustee

The Bank of New York Mellon is the Trustee under the Indenture. The principal office of the Trustee is 240 Greenwich Street, New York, New York, 10286, Attention: Corporate Trust Administration.

Except during the continuance of an Event of Default, the Trustee shall perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee shall exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

No Personal Liability

No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or any Subsidiary Guarantor will have any liability for or any obligations of the Company under the Notes, the Indenture or any Subsidiary Guarantee or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under corporate law of the State of Delaware.

Listing

The 2026 Sustainability Notes and the 2031 Notes are listed on the Nasdaq Bond Exchange under the symbol “MELI26” and “MELI31,” respectively.

Certain Definitions

The following sets forth certain of the defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness will be deemed to have been Incurred at the time such Person becomes a Subsidiary or at the time it merges or consolidates with the Company or a Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth under “—Additional Amounts” above.

“Additional Notes” has the meaning set forth under “—General” above.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the applicable rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture).

“Board of Directors” means the Board of Directors, managing partner or similar governing body of the Company, or any Subsidiary Guarantor, or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Guarantor, as applicable, to have been adopted by its Board of Directors or pursuant to authorization by its Board of Directors and to be in full force and effect on the date of the certification and delivered to the Trustee.

“Business Day” means any day except a Saturday, a Sunday, or a legal holiday or a day on which commercial banks and foreign exchange markets in any of the City of New York, New York or a place of payment are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” means (1) in the case of a corporation, corporate stock or shares in the capital of the corporation; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP. Notwithstanding the foregoing, the obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations.

“Change of Control” means the occurrence of one or more of the following events:

(1)the direct or indirect sale, conveyance, assignment, transfer, lease or other disposition (other than by way of merger or consolidation), in one or more transactions or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

(2)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (including any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)) is or becomes the “beneficial owner” (as defined in Section 13(d)(3) of the Exchange Act) of more than 50% of the Voting Stock of the Company (including any Surviving Entity) measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i)(A) the Company becomes a wholly-owned Subsidiary of a holding company and (B) the Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction, (ii) pursuant to a transaction in which the shares of the Voting Stock of the Surviving Entity immediately after giving effect to such transaction are substantially the same as the Holders of the Company’s Voting Stock immediately prior to that transaction or (iii) the “person” referenced in clause (2) of the preceding sentence previously became the beneficial owner of the Company’s Voting Stock so as to have constituted a Change of Control in respect of which a Change of Control Offer was made (or otherwise would have if not for the waiver of such requirement by the Holders of the Notes).

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.

“Commodity Agreement” means, with respect to any Person, any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Company and its Subsidiaries and, solely in the case of the 2033 Notes, VIEs, on a consolidated basis, as shown on the most recent quarterly financial statements of the Company provided to the Trustee pursuant to “Covenants—Reports to Holders” (or required to be provided thereunder), calculated in accordance with GAAP and on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations or assets by the Company and its Subsidiaries and, solely in the case of the 2033 Notes, VIEs, subsequent to such date and on or prior to the date of determination.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further, however, that, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock will not be deemed to be Disqualified Capital Stock.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Subsidiary” means any Subsidiary that: (i) is not or ceases to be a Wholly Owned Subsidiary of the Company as a consequence of a third party investing in or acquiring Capital Stock of such Subsidiary for fair market value, as determined in good faith by the Company; (ii) is prohibited or restricted by applicable law or regulation from being or becoming a Subsidiary Guarantor or, if the guarantee of the Notes would require governmental (including regulatory) consent, approval, license or authorization, or is or becomes a regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, and in each case, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary is prohibited by, or would be unduly burdensome under, applicable laws or regulations; or (iii) in the case of any Subsidiary other than an Initial Subsidiary Guarantor, the Company reasonably determines that the granting or maintenance of a Subsidiary Guarantee by such Subsidiary would result in adverse tax consequences to the Company or any of its Subsidiaries.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of the Company acting in good faith, and will be evidenced by a Board Resolution.

“Fitch” means Fitch Ratings, Inc., and its subsidiaries, and any successors thereto.

“GAAP” means accounting principles generally accepted in the United States of America.

“Government Obligations” means securities which are (i) direct obligations of The United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of The United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by The United States of America, and which in the case of (i) and (ii) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depository receipt.

“Guarantee” means a guarantee by a Guarantor of the Company’s obligations under this Indenture and any Securities and as provided in the applicable Board Resolution and Officer’s Certificate or the applicable supplemental indenture establishing the terms of such Series of Securities.

“Guarantor” means the Initial Subsidiary Guarantors and any Person that issues a Guarantee of the Notes, either on the Issue Date or after the Issue Date in accordance with the terms of the Indenture; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means: (i) with respect to the 2026 Sustainability Notes and the 2031 Notes, the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement and (ii) with respect to the 2033 Notes, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a Note is registered in the register maintained by the registrar pursuant to the terms of the Indenture.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will be considered an Incurrence of Indebtedness.

“Indebtedness” means: with respect to any Person, without duplication:

(1)the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all Capitalized Lease Obligations of such Person;

(4)all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts or other short term obligations to suppliers payable within 180 days, in each case in the ordinary course of business);

(5)all reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent incurred in the ordinary course of business and such obligation is satisfied within 20 Business Days of Incurrence);

(6)guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and, solely with respect to the 2026 Sustainability Notes and the 2031 Notes, clause (8) below;

(7)all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(8)solely with respect to the 2026 Sustainability Notes and the 2031 Notes, all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(9)all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture; and

(b)if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof.

The amount of Indebtedness of any Person at any date will be deemed to be: (i) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations, provided that with respect to contingent obligations related to Permitted Securitization Financings, the amount that would appear as a liability on the balance sheet of such Person in accordance with GAAP; (ii) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (iii) with respect to any Hedging Obligations, the net amount payable if such hedging agreement terminated at that time to default by such Person reasonably determined by the Company on the basis of customary “marked-to-market” methodology; and (iv) otherwise, the outstanding principal amount thereof.

Notwithstanding the foregoing, with respect to the 2033 Notes, the following shall not constitute Indebtedness: (i) Hedging Obligations and (ii) Non-Recourse Indebtedness.

“Initial Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.

“Issue Date” means the first date of issuance of Notes under the Indenture.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Non-Recourse Indebtedness” means any Indebtedness of the Company or any Subsidiary for which the holder of such Indebtedness has no recourse, directly or indirectly, to the Company or such Subsidiary for the principal of, premium, if any, and interest on such Indebtedness, and for which the Company or such Subsidiary is not, directly or indirectly, obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except pursuant to security interests or collateral documents or other recourse, obligations or liabilities, in respect of specific assets of the Company or such Subsidiary securing such Indebtedness; provided, that, recourse, obligations or liabilities solely for indemnities, breaches of warranties or representations that are contained in such security interests or collateral documents or other documentation in respect of Indebtedness, will not prevent that Indebtedness from being classified as Non-Recourse Indebtedness.

“Officer” means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Vice-President, the Treasurer, a Director, the Chairman, the Secretary, any Assistant Treasurer, Assistant Secretary or authorized officer of the Company or any Subsidiary Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed by an Officer of the Company or any Subsidiary Guarantor, as applicable.

“Permitted Liens” means any of the following Liens:

(1)Liens existing on the Issue Date and any extension, renewal or replacement thereof, so long as the principal amount of Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and any improvements on such property);

(2)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings;

(3)(a) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (b) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Indenture to which the Company or any Subsidiary is a party;

(4)Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Company or any of its Subsidiaries;

(7)Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Subsidiary, including rights of offset and set-off;

(9)(i) Liens for taxes, assessments or other governmental charges, and (ii) attachment or judgment Liens, in each case, which are being contested in good faith by appropriate proceedings, provided that reserves or other appropriate provisions, if any, as may be required pursuant to GAAP have been made in respect thereof;

(10)encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any of its Subsidiaries or to the ownership, lease or sublease of properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Subsidiaries;

(11)deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Company or its Subsidiaries and any Liens thereon;

(12)Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(13)Liens in favor of the government of Argentina, Brazil, Mexico, Chile, Colombia and the United States or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(14)Liens securing the Notes or any guarantees of the Notes;

(15)solely with respect to the 2026 Sustainability Notes and the 2031 Notes, Liens securing Hedging Obligations;

(16)Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;

(17)Liens securing Acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that

(a)such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary; and

(b)such Liens do not extend to or cover any property of the Company or any Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Subsidiary.

(18)purchase money Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred (or guarantees in respect thereof) to finance the acquisition or leasing of property of the Company or a Subsidiary; provided that

(a)the related Purchase Money Indebtedness does not exceed the cost of such property and will not be secured by any property of the Company or any Subsidiary other than the property so acquired; and

(b)the Lien securing such Indebtedness will be created within 365 days of such acquisition;

(19)Liens granted to secure Indebtedness from, directly or indirectly, any international or multilateral development bank, government-sponsored agency, export-import bank or agency, or official export-import credit insurer;

(20)Liens incurred in connection with a Permitted Securitization Financing;

(21)solely with respect to the 2033 Notes, Liens incurred in connection with Non-Recourse Indebtedness; or

(21)(a) with respect to the 2026 Sustainability Notes and the 2031 Notes, Liens securing an amount of Indebtedness or Attributable Debt outstanding at any one time not to exceed the greater of (a) $1,147.5 million (or the equivalent in other currencies) or (b) 20 % of Consolidated Total Assets and (b) with respect to the 2033 Notes, Liens securing an amount of Indebtedness or Attributable Debt outstanding at any one time not to exceed the greater of (a) U.S.$11,007 million (or the equivalent in other currencies) or (b) 30% of Consolidated Total Assets.

For purposes of determining compliance with this covenant, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and of any other available exemption, and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with the categories of Permitted Liens.

“Permitted Securitization Financing” means any of one or more financing facilities in respect of accounts receivables, credit card receivables, credit loans or any rights to receive payments in the ordinary course of business (whether in the form of a securitization, factoring, discounting, individual or global/bulk assignment or other similar financing transaction) the obligations of which are non-recourse to the Company or any Subsidiary (other than a Securitization Subsidiary or other Person that is not a Subsidiary), except for customary representations, warranties, covenants, indemnities, legal or regulatory obligations with respect to the validity or existence of the assigned, discounted or secured right, and other customary carve outs or guarantees in connection with such facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Rating Agency” means: (i) with respect to the 2026 Sustainability Notes and the 2031 Notes, (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be and (ii) with respect to the 2033 Notes, (1) each of Fitch and S&P; and (2) if any of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch or S&P, as the case may be.

“Rating Downgrade Event” means the rating on the Notes is lowered from their rating then in effect as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (or pending Change of Control) by at least two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the first public notice of the intention by the Company to effect a Change of Control, and ending 60 days thereafter (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). In the event that less than two Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, then a “Rating Downgrade Event” shall be deemed to have occurred during that Trigger Period. Notwithstanding the foregoing, no Rating Downgrade Event will be deemed to have occurred as a result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control unless and until such Change of Control has actually been consummated.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.

“Relevant Jurisdiction” has the meaning set forth under “—Additional Amounts” above.

“S&P” means Standard & Poor’s Rating Service or any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property for a sale price of, with respect to the 2026 Sustainability Notes and the 2031 Notes,$15 million, or, with respect to the 2033 Notes, $100 million (or its equivalents in other currencies) or more.

“Securitization Subsidiary” means a Subsidiary of the Company

(1)that is designated a “Securitization Subsidiary” by the Board of Directors;

(2)that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Securitization Financings and any activity necessary, incidental or related thereto;

(3)no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a)is Guaranteed by the Company or any other Subsidiary of the Company,

(b)is recourse to or obligates the Company or any other Subsidiary of the Company in any way,

or

(c)subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof; and

(4)with respect to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; provided that, in respect of clauses (3) and (4), customary recourse pursuant to the definition of Permitted Securitization Financing shall be allowed.

“Significant Subsidiary” means a Subsidiary of the Company that would constitute a “Significant Subsidiary” of the Company in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.

“Stated Maturity” when used with respect to any Note, means the date specified in such Note as the fixed date on which the final payment of principal of such Note is due and payable. “Stated Maturity” when used with respect to indebtedness for borrowed money in this section, means the date specified as the fixed date on which the final payment of principal of such indebtedness for borrowed money is due and payable.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Subsidiary Guarantee” means the Guarantee by a Subsidiary Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.

“Subsidiary Guarantor” has the meaning set forth under “—Subsidiary Guarantees” above.

“Surviving Entity” has the meaning set forth under “—Covenants—Limitation on Merger, Consolidation and Sale of Assets” above.

“Tax” has the meaning set forth under “—Additional Notes” above.

“Triggering Indebtedness” means: (i) with respect to the 2026 Sustainability Notes and the 2031 Notes, (a) any U.S. Dollar or Euro debt securities of the Company (other than the Notes) issued in the international capital markets, or (b) any bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of $100 million and (ii) with respect to the 2033 Notes, (x) any U.S. Dollar or Euro debt securities of the Company (other than the Notes) issued in the international capital markets, or (y) any U.S. Dollar or Euro bilateral or syndicated credit facility extended by any financial institutions to the Company that has an aggregate principal amount at any one time outstanding in excess of U.S.$300 million.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person. The term “normally entitled” means without regard to any contingency.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.